Exhibit 21.1

SUBSIDIARIES OF CARRIER GLOBAL CORPORATION

The following entities are expected to be subsidiaries of Carrier Global Corporation upon completion of the distribution described in the information statement:

Subsidiary	State or Country of Incorporation or Organization
Carrier Corporation	Delaware
Chubb Group Ltd.	UK
Chubb Ltd.	UK
Goodrich Aftermarket Services Ltd.	UK
Goodrich Inertial Ltd.	UK
Jada Holdings BV	Netherlands
Kidde UK	UK
Kidde US Holdings Inc.	Delaware
Sebec Holdings Corporation	Canada
Silver Lake Holdings S.a.r.l.	Luxembourg
United Technologies Far East Ltd.	Hong Kong
UTC (US) LLC	Delaware
UTC Fire & Security Americas Corporation, Inc.	Delaware
UTC Fire & Security Corporation	Delaware
UTC Fire & Security Luxembourg S.a.r.l.	Luxembourg